EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D/A-5 dated May 20, 2013 relating to the common stock of Pacific Health Care Organization, Inc. shall be filed on behalf of the undersigned.

Date: May 20, 2013	By:	/s/ Tom Kubota
Tom Kubota

Nanko Investments, Inc.

Date: May 20, 2013	By:	/s/ Tom Kubota
Tom Kubota
President